UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2022

RLI Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 par value	RLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement

Share Purchase Agreement ― Sale of Maui Jim Shares

On March 13, 2022, RLI Corp., a Delaware corporation (“RLI”), Kering S.A., a French corporation (“Ultimate Parent”), Kering Eyewear S.p.A., an Italian corporation and subsidiary of Ultimate Parent (“Parent”), Huipu Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Buyer”), Welina, Inc., an Illinois corporation and a direct wholly owned subsidiary of U.S. Parent, entered into a Share Purchase Agreement (the “Purchase Agreement”).

The Purchase Agreement is part of a larger transaction whereby Buyer will acquire all of the shares of common stock of Maui Jim, Inc. (“Maui Jim”).  Subject to the terms and conditions set forth in the Purchase Agreement, RLI has agreed to sell all of its shares of Maui Jim common stock to Buyer (the “Sale”).  RLI’s net after-tax purchase price proceeds from the Sale will be approximately $500 million, with the final proceeds to be determined at closing based on adjustments to the purchase price for working capital and other items.

RLI entered into the Purchase Agreement consistent with its prior commitments under the terms of the Shareholders Agreement, effective August 15, 2018 (the “Shareholders Agreement”), by and between RLI and Walter F. Hester III, individually and in his capacity as the Trustee of the Walter F. Hester III Revocable Trust dated August 24, 2017 (“Hester”).  Additionally,  pursuant to the Shareholders Agreement, RLI previously agreed to waive all dissenters’ rights, appraisal rights and similar rights in connection with the Sale.

Consummation of the Sale is subject to customary conditions, including (i) the closing of the sale of Hester’s shares of Maui Jim common stock to Buyer (the “Hester Sale”), (ii) the absence of any law, order or injunction prohibiting the closing of the Sale and (iii) the accuracy of the other party’s representations, warranties, covenants and agreements (subject to customary materiality qualifiers). The Sale is expected to be completed in the second half of 2022.

Each party to the Purchase Agreement made customary representations and warranties in the Purchase Agreement. The Purchase Agreement may be terminated under certain circumstances, including if the transactions contemplated by the Hester Sale are terminated.

Stockholder Non-Competition and Non-Solicitation Agreement

As an inducement for Buyer to consummate the Sale, RLI and Buyer entered into the Stockholder Non-Competition and Non-Solicitation Agreement dated March 13, 2022 (the “Non-Compete and Non-Solicit Agreement”).  Pursuant to the Non-Compete and Non-Solicit Agreement, RLI agreed to certain non-competition, non-solicitation and other restrictions with respect to Maui Jim’s business and employees for a period ending five years from the closing date of the Sale, subject in each case to customary exceptions.

The foregoing summaries of the Purchase Agreement, the transactions contemplated thereby, and the Non-Compete and Non-Solicit Agreement do not purport to be complete descriptions and are qualified in their entirety by reference to the terms and conditions of the Purchase Agreement and the Non-Compete and Non-Solicit Agreement, anticipated to be filed by RLI as exhibits to RLI’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

Item 7.01Regulation FD Disclosure.

On March 14, 2022, RLI issued a press release announcing the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of RLI’s press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 14, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: March 14, 2022	By:	/s/ Jeffrey D. Fick
Jeffrey D. Fick
Chief Legal Officer & Corporate Secretary